Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is effective the 1st day of January, 2017 (the “Effective Date”), by and between Sunoco LP (the “Partnership”), and Robert W. Owens (“Consultant”). Partnership and Consultant may be referred to individually as a “Party” or collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, the Consultant has determined to retire from the Partnership as its Chief Executive Officer as of December 31, 2017

WHEREAS, the Parties hereto desire that Consultant be retained by the Partnership and serve as a consultant after his employment has ended;

WHEREAS, the Consultant will provide consulting services with respect to, among other things, the Partnership’s strategic realignment from a retail business to a fuel supply business, its existing dealer relationships and other matters related to his significant fuel supply industry expertise; and

WHEREAS, the Parties have determined that it would be in the best interests of the Partnership that the Partnership be assured of the services of Consultant.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

I. Term of Consultant; Termination. The Partnership hereby engages Consultant, and Consultant hereby accepts engagement, as a consultant on the terms and subject to the conditions of this Agreement. The term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years thereafter (the “Term”). The Agreement may be terminated (i) by the Partnership upon thirty (30) days written notice to the other Consultant; (ii) by mutual written agreement of the Parties; and (iii) immediately by either Party for cause. The Agreement may be immediately terminated for cause if:

(a). Either Party breaches any material provision of this Agreement;

(b). Consultant’s services and execution of duties hereunder are deemed in the sole and reasonable opinion of the Partnership to be deficient or lacking as compared to the standard provided hereunder;

(c). Consultant is in breach of the covenants and restrictions of his Separation Agreement (as that term is defined below);

(d). Consultant makes any intentional misrepresentation concerning (i) himself; (ii) his services/duties hereunder; or (iii) the Partnership or any of its respective affiliates, parents, subsidiaries, directors, officers or employees; or

(e). Consultant violates any applicable laws, rules or regulations while performing his services/duties under this Agreement.

In the event of a mutual termination or a termination for cause by the Partnership prior to the end of the Term of this Agreement, Consultant would be compensated through the effective date of termination under this section and not for the full Term. However, if Partnership were to terminate without cause upon thirty (30) days notice, the Partnership would compensate the Consultant as if he has fulfilled the entire Term.

II. Payment for Execution of Services/Duties

(a). Compensation. As compensation for the services/duties to be rendered by Consultant hereunder, the Partnership agrees to pay Consultant a total amount of $700,000 for the Term of this Agreement. The payments shall be made as follows:

•	$500,000.00 to be paid monthly, in arrears for the period commencing January 1, 2018 and ending December 31, 2018 ($41,666.67 per month); and

•	$200,000.00 to be paid monthly, in arrears for the period commencing January 1, 2019 and ending December 31, 2019 ($16,666.67 per month).

(b). Reimbursement of Expenses. The Partnership shall reimburse Consultant for reasonable and appropriate out-of-pocket expenses advanced or expended by Consultant or incurred by him for or on behalf of the Partnership in connection with his services/duties hereunder in accordance with the then-current policies of the Partnership upon presentation of appropriate documentation or receipts as the Partnership may from time to time require.

III. Services/Duties. Consultant shall report to the Chairman of the Board of Directors of the Partnership’s general partner. Consultant shall have such duties and obligations as may be reasonably requested by the Partnership’s Chairman from time to time. Consultant agrees to perform his duties and responsibilities in a diligent, careful, prompt and proper manner and to be available to devote not less than twenty (20) hours per week of his business time and efforts to the interests of the Partnership and/or the combined retail business organization Consultant shall diligently and conscientiously devote his time and effort consistent with the terms of this Agreement, applicable law, and the general performance guidelines established by the Partnership. Consultant is not party to any other agreement, or under any other duty, which will interfere or conflict with his full compliance with this Agreement. Consultant will not enter into any agreement or undertake any other duty, whether written or oral, in conflict with the provisions of this Agreement.

Additionally, Consultant agrees and acknowledges that he shall be expressly subject to the restrictive covenants and other restrictions, including those in Section 5,6 and 11, provided for under his Separation and Restrictive Covenant Agreement, dated as of even date herewith, by and between Consultant and the Partnership (the “Separation Agreement”) and nothing herein is intended to in any way modify, enhance or reduce the scope or duration of such restrictive covenants or Partnership’s obligation to Consultant. In the performance of his duties, Consultant shall comply with the policies of the Partnership, as in effect from time to time. Partnership will make Consultant aware of all policies it intends Consultant to comply with. To the extent the Partnership requests for Consultant’s services conflict with other personal or professional obligations of Consultant, the Partnership agrees to make reasonable efforts to schedule around such obligations.

IV. Obligations Regarding Confidential Information. As provided for above, Consultant, expressly acknowledges the covenants in his Separation Agreement, including under Section 5. Consultant further agrees Partnership will continue to give Consultant access to and provide Consultant with Confidential Information of the Partnership and its respective affiliates and subsidiaries. The term “Confidential Information” means Information that is or has been disclosed to Consultant or of which Consultant became aware or to which Consultant had access as a consequence of or through his employment with or his services to the Partnership hereunder. The term “Information” means trade secret information, proprietary information, and confidential information of the Partnership or its respective affiliates, parents and subsidiaries relating to its and their business, customers, and methods of doing business, regardless of the form or format of the information, and includes, but is not limited to, material information that is not generally known by the public about their employees, accounts, customers, billing methods, business methods, operations, finances or financial condition, marketing strategies, budgets, business plans, proposed ventures or transactions. The term “Information” does not include any information that has been voluntarily disclosed to the public as authorized by the Partnership or that otherwise enters the public domain through lawful means. Consultant acknowledges and agrees that such Confidential Information has been developed at great expense and is of great value and that maintaining the confidentiality of all such Confidential Information is critically important to the Partnership. Consultant further acknowledges and agrees that the Information is continually evolving and changing and that some or all such Information will be needed by Consultant and provided by the Partnership for the first time in the course of Consultant’s consulting relationship with the Partnership. Therefore, Consultant agrees as follows:

Consultant agrees to keep confidential any and all Confidential Information. Consultant agrees that he will not, at any time, both during and after the term of his consulting relationship, communicate or disclose to any person or entity (other than the Partnership), or use for his own benefit or the benefit of any person or entity other than the Partnership, any Confidential Information acquired by Consultant. Consultant agrees that he will not remove from the Partnership’s premises, reproduce or otherwise copy, or summarize any Confidential Information except as required in order for Consultant to perform his job duties.

V. INDEPENDENT CONTRACTOR STATUS

(a). Independent Contractor Status and Purpose. Consultant shall perform his services/duties hereunder as an independent contractor and not as an agent, employee or joint venture of the Partnership. Consultant shall not have the authority to bind Partnership in any way.

(b). No Right to Control. Partnership has no right to control the work of Consultant. Partnership shall not supervise or prescribe the day-to-day activities of Consultant. Consultant shall be free to exercise his own judgment as to the time, routine, place, schedule, priorities, method and manner of performing the services under this Agreement, except where duties/services hereunder require specific times and dates. Consultant shall select his own hours and work days and is under no obligation to account to Partnership for his time. Consultant may use any legal and reasonable means in his discretion to achieve the above objectives, consistent with the terms of this Agreement.

(c). Provision of Facilities and Equipment. The Partnership shall provide Consultant with (i) an office suite at the Partnership’s location; (ii) any necessary equipment (including computers and printers and fax machines), office supplies, materials; and (iii) appropriate assistance from other persons, including administrative assistance needed for the performance of his services under this Agreement. Consultant may, at his option, vacate the Partnership’s offices at any time during the term of this Agreement. If Consultant vacates the Partnership’s offices prior to the end of this Agreement, the Partnership shall not have any obligation to provide payment for Consultant’s offices from the date on which Consultant vacates the Partnership’s offices for the remainder of the term of the Agreement.

VI. CONSULTANT OBLIGATIONS

(a). Indemnification. Each Party shall indemnify, defend and hold harmless the other Party (in the case of the Partnership, including, its affiliates, its subsidiaries sub, its employees and directors) from any and all claims, causes of action, losses, costs, injuries or deaths, liabilities, damages and any and all other expenses, including without limitation, reasonable attorney’s fees, incurred by or arising from the gross negligence, wilful misconduct or violations of law on the Party of or by any Party in their performance of under this Agreement or resulting from breach of this Agreement by any Party. The indemnification obligation shall continue through the Term of this Agreement, and shall continue subsequent to the termination of this Agreement for actions arising from events occurring during the Term of this Agreement.

(b). Taxes. For any payments received by Consultant under this Agreement, Consultant acknowledges that he is responsible for all applicable city, state, federal and other taxes as required pursuant to any law or governmental regulation or ruling. Consultant acknowledges that Partnership is not withholding any taxes from the payments made to Consultant under this Agreement. Partnership shall report all compensation paid to Consultant hereunder on an IRS Form 1099.

VII. MISCELLANEOUS

(a). Applicable Law, Jurisdiction and Mandatory Forum. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without regard for any conflicts of laws provisions thereunder. Subject to the terms of this section VII, any suit by either Party to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder must be brought in any state or federal court of competent jurisdiction in Dallas County, Texas. Consultant hereby expressly consents to the jurisdiction of the foregoing courts for such purposes.

(b). Successors/Assignment. Consultant acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of Partnership, its affiliates and subsidiaries or entity which may hereafter acquire or succeed Partnership to all or substantially by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise.

(c). Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by any means which provides a receipt upon delivery and addressed as follows:

If to the Partnership:

Mr. Christopher R. Curia

Executive Vice President & CHRO

Sunoco LP

8111 Westchester Drive, Suite 600,

Dallas, Texas, 75225

With a copy to:

Mr. Robert M. Kerrigan, III

Senior Vice President, HR & Administration

Energy Transfer Partners, L.P.

1300 Main Street

Houston, TX 77002

If to Consultant:

Mr. Robert W. Owens

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

(d). No Waiver. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time, or (ii) preclude insistence upon strict compliance in the future.

(e). Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

(f). Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

(g). Headings. The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

(h). Affiliate. As used in this Agreement, “affiliate” shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with Partnership.

(i). Termination. Except as otherwise provided in this Agreement, termination of this Agreement pursuant to the provisions of Section I hereof shall not affect any right or obligation of either party hereto which is accrued or vested (i) under the Separation Agreement; or (ii) prior to or upon such termination or the rights and obligations set forth in Sections IV and VI hereof.

(j). Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the provision of duties/services of the Consultant hereunder, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the engagement of Consultant for purposes of this Agreement. Each Party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either Party, or by anyone acting on behalf of either Party, which is not embodied herein, and that no agreement, statement, or promise relating to the engagement of Consultant by Partnership, which is not contained in this Agreement, shall be valid or binding, except as provided for under the Separation Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by the Party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

SUNOCO LP

By:	Sunoco GP, LLC, its general partner

By:
Christopher R. Curia
Executive Vice President & CHRO

CONSULTANT:

By:
Robert W. Owens